EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 2, 2017 relating to the balance sheet of Tulsa Real Estate Fund, LLC as of December 31, 2016, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from July 20, 2016 (inception) to December 31, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

December 11, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com